SUNRISE TELECOM INCORPORATED

CHANGE OF CONTROL SEVERANCE PLAN

This Change of Control Severance Plan (the "Plan") is intended to provide designated employees ("Employee") of Sunrise Telecom Incorporated (the "Company") with an incentive to remain with the Company through a Change of Control.

RECITALS

A. It is expected that the Company from time to time will consider strategic alternatives which might include a change of control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities at a time when the retention of the Employee's services may be critical to the Company's well being. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. The Board believes that it is imperative to provide the Employee with severance benefits following a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

C. The benefits which are provided by virtue of this Plan are in consideration of Employee's future execution of an agreement to certain terms, including a release of all claims against the Company as set forth in Schedule A of this Plan ("Benefits").

D. Certain terms used within the Plan are defined in Section 10 below.

E. The Plan will be administered for the exclusive purpose of providing participants and their beneficiaries Benefits in accordance with the provisions of the Plan. The Plan is an employee welfare benefit plan as defined in ERISA. The Plan is not intended to be a pension plan under section 3(2)(A) of ERISA and shall be maintained and administered so as not to be such a plan. Further, this Plan shall be administered in a manner designed to avoid adverse federal income tax consequences by either avoiding deferral of compensation, within the meaning of Section 409A of the Internal Revenue Code, or by complying with Section 409A.

The parties hereto agree as follows:

1. Effective Date of Plan. This Plan shall become effective as of June 21, 2006.

2. At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, including (without limitation) any termination more than four months prior to or twelve months following a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan, or as may otherwise be available in accordance with the Company's established employee plans, state and/or federal law concerning compensation due Employee at termination, or pursuant to other written agreements between the Employee and the Company.

3. Eligibility. Each employee who has been designated by the Company as a participant in the Plan is identified on Schedule B attached hereto. No individuals other than those identified on Schedule B shall be entitled to participate in this Plan. No severance payment will be made pursuant to this Plan unless and until the participant has executed Schedule A and the appropriate interval for payment, if any, has expired.

4. Change of Control Retention/Severance Benefits.

(a) Involuntary Termination other than for Cause or Voluntary Termination for Good Reason. If (i) Employee's employment with the Company terminates within the four (4) months prior to a Change of Control, or (ii) Employee's employment with the Company terminates within the twelve (12) months following a Change of Control, and either of these terminations is by virtue of: (A) an involuntary termination by the Company other than for Cause, or (B) a Voluntary Termination for Good Reason (as defined herein), then the Company shall provide Employee with the following benefits:

(i) Base Salary. Within thirty (30) days of the triggering event, pay Employee a lump sum (less applicable withholding) in an amount equal to a percentage of Employee's annual base salary in effect as of the date of such termination and as set forth in Schedule B. If the Employee's departure was a departure contemplated by Section 4(a) of this Plan and also was within the four (4) months prior to a Change of Control, the Company agrees to make this payment within thirty (30) days of the Change of Control.

(ii) COBRA Reimbursement. Provide to Employee, upon his termination of employment with the Company, and his election of insurance continuation benefits under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), one hundred percent (100%) reimbursement for such Company-paid health, dental and vision coverage as the Employee is eligible for and actually elects pursuant to COBRA for the number of months following such termination that are specified for the Employee in Schedule B. Employee agrees to supply Employer with verification of Employee's COBRA payments for purposes of reimbursement, and such reimbursement will occur within thirty (30) days of the Employee supplying sufficient and satisfactory proof of same. The Company's reimbursement for the Employee's COBRA premiums shall continue until the earlier of (A) the end of the last month provided under Schedule B following the month in which the date of termination occurred, or (B) the date that the Employee and his dependents become eligible for coverage under another employer's group health, dental and vision benefit plans that provide Employee and his dependents with comparable benefits and levels of coverage. For purposes of Title X of the of COBRA, the date of the "qualifying event" for Employee and his dependents shall be the date upon which the Company-Paid Coverage terminates.

(b) Voluntary Resignation; Termination for Cause. If the Employee's employment terminates by reason of the Employee's voluntary resignation (and is not a Voluntary Termination for Good Reason), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans, if any, or pursuant to other written agreements with the Company.

(c) Termination Apart from Change of Control. In the event the Employee's employment is terminated for any reason either: (i) more than four (4) months prior to the occurrence of a Change of Control; (ii) or after the twelve (12) month period following a Change of Control, or (iii) after the Termination of this Plan, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing severance and benefits plans, if any, or pursuant to such other written agreements with the Company as may at that time exist.

5. Taxation and Offset of Severance Benefits.

(a) Taxation of Benefits. Employment and income taxes shall be deducted or withheld from benefits under this Agreement to the extent required by law.

(b) Benefit Offsets; Reduction for Costs of Dispute. Benefits may be offset by any amount owed by an Eligible Employee to the Company. Benefits may be reduced at the sole discretion of the Plan Administrator by the amount of any expenses incurred in resolving a dispute with any person claiming entitlement to such Benefits.

(c) Integration with Other Payments. Benefits under this Plan are not intended to duplicate such benefits as workers' compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or applicable laws, such as the WARN Act. Should such other benefits be payable, your benefits under this Plan will be reduced accordingly or, alternatively, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations. In either case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions in this Plan in doing so.

6. Funding. Benefits provided by the Company under the Plan shall be funded solely out of the Company's general assets.

7. Plan Administration.

(a) Plan Administration Responsibilities. The Company is the Plan Administrator and is a named fiduciary, within the meaning of ERISA sections 3(16)(A) and 402. The Plan Administrator shall have full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for participation and for benefits under the terms of the Plan. The Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious. The Plan Administrator's duties under the Plan, which shall be carried out through its directors, officers and employees, acting on behalf of and in the name of the Company in their capacities as directors, officers and employees and not as individual fiduciaries, shall include the following:

(i) Benefit Determinations. The Plan Administrator shall have final discretionary authority in determining claims for Benefits including, but not limited to, determining eligibility to participate, determining whether and to what extent Benefits are provided by the Plan and authorizing payment of benefits.

(ii) Reports. The Plan Administrator shall compile and maintain all records necessary for proper administration of the Plan.

(iii) Appointments. The Plan Administrator shall engage individuals or entities to perform such legal, actuarial, accounting and other professional and clerical services as may be necessary or proper, and to terminate the services of these individuals or entities upon such notice as the Plan Administrator, in its sole discretion, deems reasonable and prudent.

(iv) Interpretation. The Plan Administrator shall make and publish such rules for administration of the Plan as are deemed necessary or appropriate.

(v) Corrections. The Plan Administrator shall correct any error or miscalculation, to the extent practical.

(vi) Compliance with Applicable Laws. The Plan Administrator shall have final discretionary authority in determining claims for violation of applicable employment laws, specifically including federal, state and local laws addressing the employment practices described in Section 18.

(b) Binding Effect of Determinations. Any final determination by a named fiduciary or its delegate will be binding and conclusive upon all persons. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under the Plan, the Plan Administrator's or Plan fiduciary's prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

(c) Indemnification. The Company shall indemnify and reimburse, to the full extent permitted by law, all Company board members and employees who may be deemed fiduciaries of the Plan, in connection with carrying out the Plan Administrator's duties under the Plan for all expenses, losses, and liabilities arising from an act or omission in the management of the Plan. The Company may satisfy this indemnification obligation through the purchase of insurance.

(d) Drafting Errors. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator. The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

(e) Subsidiary Disclosure Authority. No Plan fiduciary shall have the authority to answer questions about any pending or final business decision of the Company or any affiliate that has not been officially announced, to make disclosures about such matters, or even to discuss them, and no person shall rely on any unauthorized, unofficial disclosure. Thus, before a decision is officially announced, no fiduciary is authorized to tell any person, for example, that he or she will or will not be laid off or that the Company will or will not offer exit incentives in the future. Nothing in this subsection shall preclude any fiduciary from fully participating in the consideration, making, or official announcement of any business decision.

8. Claims Procedures.

(a) Claims for Benefits. All claims regarding eligibility to participate in the Plan or payment of Benefits or a violation of applicable laws described in Section 18 shall be handled in accordance with this section.

(i) Claim. In general, participants shall receive Benefits without having to file a claim. Any other individual claiming eligibility under the Plan to receive a Benefit that has not been paid must complete and file an application for benefits with the Plan Administrator pursuant to procedures established by the Plan Administrator. The Plan Administrator has designated the Payroll Manager as the Claims Administrator and has delegated to the Claims Administrator the authority to review all applications for Benefits. It will notify the claimant in writing of its decision within 90 days of receipt of the claimant's application. If special circumstances require any extension of time (not to exceed an additional 90 days) for processing the claim, the Claims Administrator must notify the claimant in writing of the extension prior to the expiration of the initial 90 day period.

(ii) Denial. If the Claims Administrator denies a claim for benefits in whole or in part, the denial notice will state clearly, in language calculated to be understood by the claimant:

(1) The specific reason(s) for the denial,

(2) References to the pertinent Plan sections,

(3) What additional material or information the claimant must provide so that the Plan Administrator can reconsider the claim or pay the claim, and

(4) The Plan's appeal procedure.

(b) Appeal. If a claim has been denied by the Claims Administrator, the claimant may appeal the denial within 60 days after receipt of written notice of the denial by submitting, in writing, to the Plan Administrator a request for review of the denial of claim. As part of the appeal process, a claimant may submit a written statement of issues and comments concerning the claim and may request an opportunity to review the Plan and any other pertinent documents. If so requested, the Plan Administrator shall provide copies of the requested documents at a reasonable charge or make these documents available to the claimant within 30 days after its receipt of a copy of the request, at a convenient location, during regular business hours.

(c) Review. If a claimant appeals, the Plan Administrator, pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the terms of the Plan, will render its final decision, with the specific reasons therefor in writing, and transmit this decision to the claimant within 60 days of its receipt of the request for review. If special circumstances require an extension of time, written notice of the extension will be given to the claimant before the end of the original 60 day period, and a decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review.

(d) Time Limits. All claims for Plan Benefits must be filed no later than fifteen months following the date of any change of control. Any claim not made within the applicable time limit shall be waived.

(e) Exhaustion of Remedies. Any person claiming entitlement to a Benefit under this Plan must exhaust the claims procedures described in this Section 8 prior to pursuing any other remedy.

9. Amendment and Termination. The Plan may be amended or terminated in whole or in part at any time, in the sole discretion of the Plan Administrator, as plan sponsor, by a written instrument signed by an authorized Company employee. Unless extended by the Company, this Plan will terminate on December 31, 2010.

10. Definition of Terms. The following terms referred to in this Plan shall have the following meanings:

(a) Cause. Termination shall be for "Cause" if:

(i) Employee neglects duties he is required to perform or violates a written policy of Company, other than as a result of incapacity due to physical or mental illness, and, after (A) being warned in writing, and (B) having had a reasonable opportunity to cure (the length of such cure period to be determined by taking into account the nature of the conduct resulting in the warning, but in no event to be less than 30 days), continues to neglect such duties or violate the specified Company policy;

(ii) Employee commits a material act of dishonesty or fraud;

(iii) Employee is convicted of any felony; or

(iv) Employee is convicted of any crime related to his employment.

(b) Good Reason. "Good Reason" in the context of Voluntary Termination for Good Reason means any one or more of the following:

(i) a significant reduction in Employee's title, authority, duties or reporting relationships, unless there is no reduction in Employee's Base Salary, incentive compensation, equity compensation, relocation assistance, or other benefits received by Employee as a result of the Change of Control;

(ii) without Employee's express written consent, the relocation of Employee's principal place of employment to a location more than thirty (30) miles from Employee's current place of work;

(iii) any failure by Company or its affiliates to pay, or any reduction by Company or its affiliates of, Employee's Base Salary, incentive compensation, equity compensation, relocation assistance, or other benefits received by Employee prior to the Change of Control, unless such failure to pay or reduction is completely cured by Company within a thirty (30) day period immediately following written notice from Employee to Company of such failure or reduction.

(c) Other Than For Cause. Involuntary termination shall be "other than for Cause" unless Employee is terminated for engaging in conduct described in Section 6 (a).

(d) Change in Control. "Change in Control" means:

(i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert;

(ii) any transaction or series of related transactions that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than fifty percent (50%) of the aggregate voting power of all classes of common equity of the Company, except if such Person is (A) a subsidiary of the Company, (B) an employee stock ownership plan for employees of the Company, or (C) a company formed to hold the Company's common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all the shareholders of the Company;

(iii) a change in the composition of the Company's Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

(iv) the consummation of a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

11. Successors.

(a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession, and the Company expressly agrees to make the assumption of this agreement a term of any purchase, merger, consolidation, liquidation or other transaction whereby control of the Company passes to any successor person or entity. For all purposes under this Plan, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section or which becomes bound by the terms of this Plan by operation of law.

(b) Employee's Successors. The terms of this Plan and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12. Notice.

(a) General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of the Employee, mailed notices shall be addressed to him at the home address that Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel.

(b) Notice of Termination. Any termination by the Company for Cause or by the Employee pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 12(a). Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Voluntary Termination for Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

13. Applicable Law. This plan shall be continued and enforced in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of California.

14. Integration Clause. This Change of Control Severance Plan, and Schedules A and B, constitute the entire separation agreement between the Company and any employee designated in Schedule B upon the occurrence of a triggering event, and supersedes any previous agreement(s) regarding separation from the Company. This Change of Control Severance Plan and Schedules A and B may be amended only by a writing signed by the designated employee and the CEO or Chairman of the Board of the Company.

15. Overpayments. If any overpayment is made by the Plan for any reason, the Plan shall have the right to recover such overpayment. The participant shall cooperate fully with the Plan and return any overpayment.

16. Publication of Explanatory Materials. From time to time, the Participating Company may cause to be issued to employees and others, commentaries, or other materials in connection with an explanation of the provisions of the Plan and its operation. None of such materials shall have the effect of modifying, changing, amending, or altering the provisions of the Plan which shall conclusively control the rights of all parties.

17. Assignment or Alienation. Assignment or alienation of any benefits provided by this Plan will not be permitted or recognized except as required by applicable law.

18. Applicable Laws. The Plan shall be construed in a manner to comply with applicable laws prohibiting discrimination on the basis of race, color, religion, sex, age, national origin, marital status or physical or mental handicap unrelated in nature and extent so as to reasonably preclude the performance of employment.

SCHEDULE A

DO NOT SIGN BELOW UNLESS AND UNTIL SUNRISE TELECOM INCORPORATED HAS ADVISED YOU THAT YOU ARE ELIGIBLE FOR A SEVERANCE PAYMENT UNDER THE CHANGE OF CONTROL SEVERANCE PLAN.

As a condition of receiving your payment under the Sunrise Telecom Incorporated Change of Control Severance Plan (the "Plan"), you are required to sign the General Release below. When you are advised that you are eligible for a severance award under Section 3(a) of the Plan and the amount of that award, you will be required to return an executed copy of the General Release to obtain your severance award.

1. In consideration of the final payment to be paid pursuant to the Agreement of which I am a Party, I, ________________________, do, as of the Release Date (as defined below), release and forever discharge Sunrise Telecom, Inc. and its subsidiaries and affiliated companies (the "Company") (including all of its offices, branches, parents, subsidiaries and affiliates) and its present and former directors, officers, agents, attorneys, representatives, employees, successors, investors, shareholders, and assigns, from any and all actions, causes of action, covenants, contracts, claims and demands whatsoever, which I ever had, now have or which my respective heirs, family members, executors, agents and assigns, or any of them hereafter can, shall or may have by reason of my employment, or the termination of my employment, with the Company.

2. Claims Released. By signing this General Release, I do hereby forever release, absolve, acquit, and discharge the Company, including but not limited to, any of its employees, assigns, agents, attorneys, and representatives from any and all causes of action, judgments, liens, indebtedness, damages, claims, liabilities, and demands, and causes of action of whatever kind or nature whether known or unknown, suspected or unsuspected, I now have or hold, or at any time has or held against its employees, assigns, agents, attorneys, and representatives. This includes, but is not limited to, the following: all claims for discrimination and/or harassment on the basis of age, and/or retaliation, under the California Fair Employment and Housing Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act, as amended, the California Labor Code, as well as any and all claims arising out of any alleged contract of employment, whether written, oral, express or implied, or any other federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law, arising out of or relating to Employee's employment with and/or separation from the Company, and/or any events occurring prior to the execution of this Agreement.

3. Claims Not Released. This General Release shall be and remain in effect in all respects as a complete General Release as to the matters released. This General Release does not extend to any obligations incurred by the Company under the Change of Control Severance Plan or to any claims which cannot be released by private agreement under state or federal law.

4. No Assignment of Claims. I represent that I have no lawsuits, claims, or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein arising out of the rights I am releasing in Paragraph 2, above. I also represent that I do not intend to bring any claims on my own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

5. Severability. Should any provision of this Agreement be declared or be determined by a court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

6. Bar of All Claims. It is Employee's intention in signing this Agreement that it should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of Section 1542 of the California Civil Code. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

7. All parties agree to assume all risks attendant to release of his or its particular claims arising out of facts occurring at any time prior to the execution of this Agreement which are unknown, unforeseen, or latent. All parties understand and acknowledge the significance and consequences of such a specific waiver of Section 1542.

The following Paragraph 8 applies only to employees who are over the age of 40 as of the date of execution of this General Release.

8. Acknowledgement of Waiver of Claims Under ADEA. The provisions of this Paragraph only apply if I am at least 40 years old, as of the date I execute this General Release. If I am 40 years of age or older as of the date I execute this General Release, I acknowledge that by signing this General Release I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that I have done so knowingly and voluntarily. This General Release does not apply to any rights or claims that may arise under ADEA after the Release Date. I acknowledge that I am required to execute this General Release as a condition of receiving this final payment.

I further acknowledge that I have been advised by this writing:

(a) To consult with an attorney prior to executing this General Release;

(b) I have up to twenty-one (21) days within which to consider this General Release;

(c) I have seven (7) days following my execution of this General Release to revoke my acceptance of the General Release; and

(d) This General Release shall not be effective until the revocation period has expired, and I acknowledge that I shall not receive the final payment under the Plan until after expiration of the seven (7) day revocation period.

9. Company Property. All papers, media for storing electronic information, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies, relating to the Company's business that I possess or create, as a result of my employment with Company, whether or not confidential, are the sole and exclusive property of Company. By signing this Agreement, I certify that I have delivered all such materials to the Company. I understand that I should not execute this Agreement unless and until I have done so.

10. This General Release, its interpretation and all work performed hereunder, shall be governed by the laws of the State of California.

I acknowledge, agree to and accept all the terms of this General Release.

___________________________________ Employee's Signature	_____________________________________ Employee's Name (Print) Date

SCHEDULE B

EMPLOYEE NAME	PERCENTAGE OF ANNUAL BASE SALARY	MONTHS OF COBRA REIMBURSEMENT
Richard Kent	100%	12
Kirk Williams	100%	12
Lawrence Stritch	50%	6
Kristine Gray	50%	6